Exhibit No. EX-99.h.2.iii

DIMENSIONAL INVESTMENT GROUP INC.

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

ADDENDUM NUMBER THREE

THIS AGREEMENT is made as of the 26th day of April, 2000 by and between DIMENSIONAL INVESTMENT GROUP INC., formerly known as the “DFA U.S. Large Cap Portfolio, Inc.,” a Maryland corporation (the “Fund”), and PFPC INC., formerly known as “Provident Financial Processing Corporation,” a Delaware corporation (“PFPC”).

W I T N E S S E T H:

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”) and its shares are registered under the Securities Act of 1933, as amended (“1933 Act”);

WHEREAS, the Fund has retained PFPC to provide certain administration and accounting services pursuant to an Administration and Accounting Services Agreement dated July 12, 1991 (the “Agreement”) which, as of the date hereof, is in full force and effect; and

WHEREAS, PFPC presently provides such services to the existing portfolios of the Fund and has agreed to provide such services to eight (8) new portfolios of the Fund, designated as U.S. 6-10 Small Company Portfolio K, U. S. Large Cap Value Portfolio K, U.S. 4-10 Value Portfolio K, U.S. Large Company Portfolio K, DFA International Value Portfolio K, Emerging Markets Portfolio K, DFA One-Year Fixed Income Portfolio K and DFA Two-Year Global Fixed Income Portfolio K which are listed on Schedule B, attached hereto; and

WHEREAS, Paragraph 1 of the Agreement provides that PFPC shall provide such services to any portfolio organized by the Fund after the date of the Agreement as agreed to in writing by PFPC and the Fund;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound thereby, the parties agree:

1. The Agreement is hereby amended to provide that all those portfolios set forth on “Schedule B, Amended and Restated April 26, 2000,” which is attached hereto shall be “Portfolios” under the Agreement.

2. The fee schedules of PFPC applicable to the Portfolios shall be as agreed in writing, from time to time.

3. In all other respects, the Agreement shall remain unchanged and in full force and effect.

4. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number Three to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

DIMENSIONAL INVESTMENT GROUP INC.

By:	/s/ Catherine L. Newell

Catherine L. Newell Vice President

PFPC INC.

By:	/s/ Joseph Gramlich

Joseph Gramlich Senior Vice President

Amended and Restated

April 26, 2000

SCHEDULE B

SERIES OF

DIMENSIONAL INVESTMENT GROUP INC.

DFA 6-10 Institutional Portfolio

U.S. Large Cap Value Portfolio II

U.S. 6-10 Value Portfolio II

DFA International Value Portfolio

DFA International Value Portfolio II

DFA International Value Portfolio III

U.S. Large Cap Value Portfolio III

RWB/DFA U.S. High Book-to-Market Portfolio

RWB/DFA Two-Year Corporate Fixed Income Portfolio

RWB/DFA Two-Year Government Portfolio

Emerging Markets Portfolio II

DFA International Value Portfolio IV

Tax-Managed U.S. Marketwide Value Portfolio II

Tax-Managed U.S. Marketwide Value Portfolio XI

U.S. Large Company Institutional Index Portfolio

U.S. 6-10 Small Company Portfolio K (7/00)

U.S. Large Cap Value Portfolio K (7/00)

U.S. 4-10 Value Portfolio K (7/00)

U.S. Large Company Portfolio K (7/00)

DFA International Value Portfolio K (7/00)

Emerging Markets Portfolio K (7/00)

DFA One-Year Fixed Income Portfolio K (7/00)

DFA Two-Year Global Fixed Income Portfolio K (7/00)